UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 1, 2016

HESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	No. 1-1204	No. 13-4921002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas

New York, New York 10036

(Address of Principal Executive Office) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 997-8500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Retirement

On March 2, 2016, Dr. Mark R. Williams, Chairman of the Board of Directors of Hess Corporation (the “Company”), retired from the Board of Directors (the “Board”) effective immediately, due to health reasons. Dr. Williams’ decision to retire from the Board did not involve any disagreement with the Company, the Company’s management or the Board. The Board appointed James H. Quigley, a former chief executive officer of Deloitte, Touche Tohmatsu Limited and a current director of the Company, to succeed Dr. Williams as Chairman of the Board, also effective immediately.

Annual Cash Incentive Plan

On March 1, 2016, the Compensation and Management Development Committee (the “Committee”) of the Board approved target cash awards under the Company’s Annual Cash Incentive Plan (the “Plan”) for all of the Company’s full-time employees worldwide, including the Company’s chief executive officer, chief financial officer and three most highly compensated executive officers (other than the chief executive officer and chief financial officer) (the “Named Executive Officers”). The Plan is consistent with the Company’s transformation into a pure-play exploration and production (“E&P”) company and is intended to promote better alignment of pay and performance and an enhanced focus on creating long-term stockholder value.

Payout on awards is determined based on attainment of pre-established enterprise level metrics and individual performance objectives. There are six enterprise metrics, each with pre-established threshold, target and maximum performance goals:

•	Environment, health and safety;

•	Exploration resource additions;

•	Production;

•	Controllable operated cash costs;

•	Capital and exploratory spend; and

•	Cash return on capital employed.

The Committee establishes annual incentive targets for each Named Executive Officer based upon position, responsibilities and competitive practice.

Payout for the Named Executive Officers range from 0% to 175% of target based on attainment of the pre-established enterprise metrics. A multiplier may be applied to adjust the bonus down to 0% or up by an additional 25% (capped at 200%) of target based on individual performance compared with individual goals pre-established at the beginning of the fiscal year.

Long-Term Incentive Program

On March 1, 2016, the Committee approved the value of awards to the Named Executive Officers under the Company’s long-term incentive program for 2016. The Committee determined to approve certain changes to the long-term incentive mix for Mr. Hess for 2016 to eliminate the restricted stock component from his long-term incentive compensation package under the program and to increase the performance share unit (PSU) component and the stock option component of his long-term incentive compensation to 70% and 30%, respectively. As a result, 100% of the target value of Mr. Hess’ awards under the program will be performance-based. The Committee did not approve any changes to the long-term incentive mix for the Company’s other Named Executive Officers for 2016. For such Named Executive Officers, 80% of the target value of awards under the program for 2016 will be performance-based, with 60% in the form of PSUs, 20% in the form of stock options and the remaining 20% in the form of restricted stock. The Committee believes this mix of awards encourages sustained long-term performance and further supports alignment of the interests of senior management and stockholders.

The Company’s peer group was reduced from 13 to 12 as a result of the acquisition of Talisman Energy Inc. by Repsol S.A. during 2015. The current peer group reflects the Company’s size and strategy after its transformation into a pure-play E&P company. Payouts on the PSUs awarded in 2016 will be determined based on the Company’s total shareholder return (“TSR”) for the three-year performance period ending December 31, 2018 compared to the TSR of

12 peer companies over the same period. The 12 peer companies are: Anadarko Petroleum Corporation, Apache Corporation, Chesapeake Energy Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources, Inc., Marathon Oil Corporation, Murphy Oil Corporation, Noble Energy, Inc., Occidental Petroleum Corporation, Pioneer National Resources Co. and Continental Resources, Inc. Potential payouts range from 0% to 200% of the target award based on the schedule below:

TSR Ranking	Percentage of Performance Shares Earned

1st	200%
2nd	200%
3rd	175%
4th	150%
5th	125%
6th	100%
7th	88%
8th	75%
9th	63%
10th	50%
11th	0%
12th	0%
13th	0%

If the Company’s total shareholder return for the performance period is negative, the percentage of PSUs earned may not exceed 100% of target.

ITEM 7.01 – Regulation FD

On March 2, 2016, the Company issued a new release announcing Dr. Williams’ retirement from the Board. A copy of the news release is furnished as Exhibit 99.1 hereto.

ITEM 9.01 — Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Hess Corporation News Release, dated March 2, 2016, announcing changes to the Board of Directors.*

*	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2016

HESS CORPORATION

By:	/s/ John P. Rielly
Name:	John P. Rielly
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Hess Corporation News Release, dated March 2, 2016, announcing changes to the Board of Directors.*

*	Furnished herewith.